EXHIBIT 99.1

Tuesday May 2, 7:59 am Eastern Time

Company Press Release

SOURCE: RSL Communications, Ltd.

RSL COM Announces 100 Percent IPO for Australian Operations

HAMILTON, Bermuda and NEW YORK, May 2 /PRNewswire/ -- RSL Communications, Ltd. (Nasdaq: RSLC - news) today announced the launch of an initial public offering of its Australian subsidiary and its intention to divest 100 percent of its interest in these operations as part of the IPO. Subject to market conditions and the determination of the final price, RSL COM expects to receive gross proceeds of between AUD $285 to $360 million, based on the indicative price range.

Itzhak Fisher, President and Chief Executive Officer of RSL COM, said, "We have decided to sell our Australian business to realize the considerable value built up since it commenced operations more than three years ago. This is in keeping with our focus on our core markets in Europe and North America, as we have previously indicated. The proceeds of the public offering will be used to enhance our business in these regions and to reduce debt."

RSL COM Australia has changed its name to ComVergent Telecommunications Limited. ComVergent has filed a prospectus with the Australian Securities and Investment Commission (ASIC) and expects to seek a listing on the Australian Stock Exchange
(ASX) next month. The shares will not be registered with the US Securities and Exchange Commission, sold in the United States or listed on any US stock exchange.

RSL Communications, Ltd. is a facilities based communications company that provides a broad range of data/Internet, voice and value-added product and service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through our subsidiary, deltathree.com, we also own and operate a privately managed Internet Protocol
(IP) telephony network with 46 points of presence in 29 countries around the world. For additional information on RSL Communications, Ltd. visit the website at http://www.rslcom.com .

SOURCE: RSL Communications, Ltd.